Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-89376 and 333-65627 on Form S-8 of our report dated April 26, 2005, relating to management’s report on the effectiveness of internal control over financial reporting appearing in this Form 10-K/A of Bel Fuse Inc. for the year ended December 31, 2004.

/s/ Deloitte & Touche LLP

April 26, 2005
New York, New York